AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997.

                                          REGISTRATION STATEMENT NO. 333-25065
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                PRE-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                TELEGROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          IOWA                       4813                    42-1344121
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                              2098 NUTMEG AVENUE
                             FAIRFIELD, IOWA 52556
                                (515) 472-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               DOUGLAS A. NEISH
                            CHIEF FINANCIAL OFFICER
                                TELEGROUP, INC.
                              2098 NUTMEG AVENUE
                             FAIRFIELD, IOWA 52556
                                (515) 472-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

       JOHN J. KLUSARITZ, ESQ.                  DENNIS J. FRIEDMAN, ESQ.
     MORRIS F. DEFEO, JR., ESQ.                  CHADBOURNE & PARKE LLP
     SWIDLER & BERLIN, CHARTERED                  30 ROCKEFELLER PLAZA
   3000 K STREET, N.W., SUITE 300                  NEW YORK, NY 10112
       WASHINGTON, D.C. 20007                        (212) 408-5100
           (202) 424-7500

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee and the NASD filing fee.

     Registration fee under the Securities Act of 1933............. $   43,561
     NASD filing fee...............................................     50,000
     Nasdaq National Market fee....................................     38,200
     Printing expenses.............................................    350,000
     Registrar and Transfer Agent's fees and expenses..............     10,000
     Accountants' fees and expenses................................    100,000
     Legal fees and expenses (not including Blue Sky)..............    375,000
     Blue Sky fees and expenses....................................      5,000
     Miscellaneous.................................................     28,239
                                                                    ----------
         Total..................................................... $1,000,000
                                                                    ==========

--------
  * To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Iowa Business Corporation Act confers broad powers upon corporations incorporated in Iowa with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another Corporation or other business entity. These provisions are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

  The Company's Second Restated Articles of Incorporation contain a provision that eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for liability for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for unlawful distributions in violation of
Section 490.833 of the Iowa Business Corporation Act. Any repeal or amendment of this provision by the shareholders of the Corporation will not adversely affect any right or protection of a director existing at the time of such repeal or amendment.

  The Company's Amended and Restated Bylaws contain a provision entitling officers and directors to be indemnified and held harmless by the Company against expenses, liabilities and costs (including attorneys' fees) actually and reasonably incurred by such person, to the fullest extent permitted by the Iowa Business Corporation Act.

  The Company has applied for a director and officer liability policy, under which each director and certain officers of the Company would be insured against certain liabilities. In addition, prior to the effectiveness of the Offering, the Company will enter into indemnity agreements with each of its officers and directors.

  Prior to completion of the Offering, the Company intends to enter into indemnification agreements with certain of its executive officers and directors.

  Prior to completion of the Offering, the Company intends to enter into indemnification agreements with certain of its executive officers and directors (collectively, the "Indemnification Agreements"). Pursuant to the terms of the Indemnification Agreements, each of the executive officers and directors who are parties thereto will be indemnified by the Company to the full extent provided by law in the event such officer or director is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company. The Company has further agreed that, upon a change in control, as defined in the Indemnification Agreements, the rights of such officers and directors to indemnification payments and expense advances will be determined in accordance with the provisions of the Iowa Business Corporation Act and has also agreed that, upon a potential change of control, as defined in the Indemnification Agreements, it will create a trust in an amount sufficient to satisfy all indemnity expenses reasonably anticipated at the time a written request to create such a trust is submitted by an officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following paragraphs of this Item 15 describe all offers and sales of securities by the Company within the last three years which were not registered under the Securities Act of 1933, other than securities issued in connection with stock reclassifications, stock dividends or stock splits:

    On April 23, 1996, the Company issued 94,707 shares of Class B Common Stock to Michael Lackman for the aggregate consideration of $20,946.53 paid by Mr. Lackman with a promissory note in the principal amount of $20,946.53.

    On April 26, 1996, the Company issued 142,061 shares of Class B Common Stock to Ronald Stakland for the aggregate consideration of $31,419.80 paid by Mr. Stakland with a promissory note in the principal amount of $31,419.80.

    On August 21, 1996, in connection with the Plan and Agreement of Reorganization between the Company, George Apple and Telegroup South Europe, Inc. ("TGSE"), the Company issued 47,832 shares of Class A Common Stock and made a cash payment to George Apple in exchange for substantially all of the assets of TGSE.

  Amended and Restated 1996 Telegroup, Inc. Stock Option Plan. See "Management--Amended and Restated 1996 Telegroup, Inc. Stock Option Plan" incorporated by reference herein from the Prospectus included in Part I of this Registration Statement.

  November 27, 1996 Issuance of Senior Subordinated Notes and Warrants. On November 27, 1996, the Company completed a $20 million private placement of its 12.0% Senior Subordinated Notes, together with warrants to purchase 4.0% of the Company's fully-diluted Common Stock. See "Certain Transactions-- Subordinated Note Placement" and "Description of Capital Stock--Warrants."

  Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16(A). EXHIBITS.

 EXHIBIT                                                         SEQUENTIALLY
 NUMBER                       DESCRIPTION                        NUMBERED PAGE
 -------                      -----------                        -------------
   *1.1  Form of U.S. Underwriting Agreement
   *1.2  Form of International Underwriting Agreement
   *2.1  Plan and Agreement of Reorganization Between the
          Company, George Apple and Telegroup South Europe,
          Inc. Dated September 6, 1996
  **3.1  Restated Articles of Incorporation of Telegroup, Inc.

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                       DESCRIPTION                        NUMBERED PAGE
 -------                      -----------                        -------------
  **3.2  Form of Second Restated Articles of Incorporation of
          Telegroup, Inc.
  **3.3  Bylaws of Telegroup, Inc.
  **3.4  Form of Amended and Restated Bylaws of Telegroup, Inc.
   *4.1  Form of Common Stock Certificate of Telegroup, Inc.
    4.2  Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
  **4.3  Note and Warrant Purchase Agreement dated as of
          November 27, 1996
   *4.4  Form of Warrant to Purchase Class A Common Stock of
          Telegroup, Inc.
  **4.5  Indenture dated as of November 27, 1996 between
          Telegroup, Inc. and The Chase Manhattan Bank
   *5.1  Opinion of Marcus & Thompson, P.C.
 **10.1  Loan Agreement Dated as of March 28, 1997 by and
          between the Company and American National Bank and
          Trust Company of Chicago
 **10.2  Amended and Restated 1996 Telegroup, Inc. Stock Option
          Plan
 **10.3  Form of Employment Agreement between the Company and
          Fred Gratzon
 **10.4  Form of Employment Agreement between the Company and
          Clifford Rees
  *10.5  Form of Indemnification Agreement
 **10.6  Registration Rights Agreement among Telegroup, Inc.,
          Greenwich Street Capital Partners, L.P., Greenwich
          Street Capital Offshore Fund, Ltd., TRV Employees
          Fund, L.P., The Travelers Insurance Company and The
          Travelers Life and Annuity Company Dated as of
          November 27, 1996
 **10.7  Form of Registration Rights Agreement between the
          Company and certain Shareholders of the Company
  +10.8  Agreement between Telegroup, Inc. and New T & T Hong
          Kong Limited
  +10.9  Resale Solutions Switched Services Agreement between
          Sprint Communications Company L.P. and Telegroup,
          Inc.
 *10.10  Form of Employment Agreement between the Company and
          John P. Lass
 *10.11  Form of Employment Agreement between the Company and
          Ronald B. Stakland
 *10.12  Form of Employment Agreement between the Company and
          Douglas A. Neish
 *10.13  Form of Employment Agreement between the Company and
          Stanley Crowe
 *10.14  Form of Employment Agreement between the Company and
          Richard P. DeAngelis
 *10.15  Form of Employment Agreement between the Company and
          Michael Lackman
 *10.16  Form of Employment Agreement between the Company and
          Eric E. Stakland
  *11.1  Statement Regarding Computation of Per Share Earnings
  *21.1  Subsidiaries of Telegroup, Inc.
 **23.2  Consent of KPMG Peat Marwick, LLP
  *23.3  Consent of Marcus & Thompson, P.C. (to be included in
          Exhibit 5.1 to this Registration Statement)
 **24.1  Power of Attorney
 **27.1  Financial Data Schedule

--------
 * To be filed by amendment.
** Previously filed.
 + Confidential Treatment is being requested for portions of this document. The redacted material is being filed separately with the Commission.

ITEM 16(B). FINANCIAL STATEMENT SCHEDULES.

  II--Valuation and Qualifying Accounts (previously filed)

  All other schedules are omitted either because they are not applicable or are not material, or the information presented therein is contained in the Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES



  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FAIRFIELD, STATE OF IOWA, ON JUNE 9, 1997.

                                          Telegroup, Inc.



                                          By:             *
                                              ----------------------------
                                                      CLIFFORD REES
                                                   PRESIDENT AND CHIEF
                                                    EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 9, 1997.


           SIGNATURE                                 TITLE
           ---------                                 -----
               *                          Chairman of the Board and Director
-------------------------------------
          FRED GRATZON

               *                           Chief Executive Officer, President
-------------------------------------      and Director (Principal Executive
          CLIFFORD REES                    Officer)

               *                           Vice President--Finance, Chief
-------------------------------------      Financial Officer, Treasurer and
          DOUGLAS A. NEISH                 Director (Principal Financial
                                           Officer)

               *                          Director of Finance and Controller
-------------------------------------      (Principal Accounting Officer)
           GARY KORF

                                          Senior Vice President, International
-------------------------------------      Services and Director
       RONALD B. STAKLAND

* Charles Johansen, by signing his name hereto, signs this document on behalf of each of the persons so indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.


       /s/ Charles Johansen                 Attorney-in-Fact
---------------------------------
        Charles Johansen

                                 EXHIBIT INDEX

 EXHIBIT                                                        SEQUENTIALLY
 NUMBER                      DESCRIPTION                        NUMBERED PAGE
 -------                     -----------                        -------------
   *1.1  Form of U.S. Underwriting Agreement
   *1.2  Form of International Underwriting Agreement
   *2.1  Plan and Agreement of Reorganization Between the
          Company, George Apple and Telegroup South Europe,
          Inc. Dated September 6, 1996
  **3.1  Restated Articles of Incorporation of Telegroup, Inc.
  **3.2  Form of Second Restated Articles of Incorporation of
          Telegroup, Inc.
  **3.3  Bylaws of Telegroup, Inc.
  **3.4  Form of Amended and Restated Bylaws of Telegroup, Inc.
   *4.1  Form of Common Stock Certificate of Telegroup, Inc.
    4.2  Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
  **4.3  Note and Warrant Purchase Agreement dated as of
          November 27, 1996
   *4.4  Form of Warrant to Purchase Class A Common Stock of
          Telegroup, Inc.
  **4.5  Indenture dated as of November 27, 1996 between
          Telegroup, Inc. and The Chase Manhattan Bank
   *5.1  Opinion of Marcus & Thompson, P.C.
 **10.1  Loan Agreement Dated as of March 28, 1997 by and
          between the Company and American National Bank and
          Trust Company of Chicago
 **10.2  Amended and Restated 1996 Telegroup, Inc. Stock Option
          Plan
 **10.3  Form of Employment Agreement between the Company and
          Fred Gratzon
 **10.4  Form of Employment Agreement between the Company and
          Clifford Rees
  *10.5  Form of Indemnification Agreement
 **10.6  Registration Rights Agreement among Telegroup, Inc.,
          Greenwich Street Capital Partners, L.P., Greenwich
          Street Capital Offshore Fund, Ltd., TRV Employees
          Fund, L.P., The Travelers Insurance Company and The
          Travelers Life and Annuity Company Dated as of
          November 27, 1996
 **10.7  Form of Registration Rights Agreement between the
          Company and certain Shareholders of the Company
  +10.8  Agreement between Telegroup, Inc. and New T & T Hong
          Kong Limited
  +10.9  Resale Solutions Switched Services Agreement between
          Sprint Communications Company L.P. and Telegroup,
          Inc.
 *10.10  Form of Employment Agreement between the Company and
          John P. Lass
 *10.11  Form of Employment Agreement between the Company and
          Ronald B. Stakland
 *10.12  Form of Employment Agreement between the Company and
          Douglas A. Neish
 *10.13  Form of Employment Agreement between the Company and
          Stanley Crowe
 *10.14  Form of Employment Agreement between the Company and
          Richard P. DeAngelis
 *10.15  Form of Employment Agreement between the Company and
          Michael Lackman
 *10.16  Form of Employment Agreement between the Company and
          Eric E. Stakland
  *11.1  Statement Regarding Computation of Per Share Earnings
  *21.1  Subsidiaries of Telegroup, Inc.
 **23.2  Consent of KPMG Peat Marwick, LLP
  *23.3  Consent of Marcus & Thompson, P.C. (to be included in
          Exhibit 5.1 to this Registration Statement)
 **24.1  Power of Attorney
 **27.1  Financial Data Schedule

--------
 * To be filed by amendment.
** Previously filed.
 + Confidential Treatment is being requested for portions of this document.
   The redacted material is being filed separately with the Commission.